Exhibit 21.1

Subsidiaries of Algorhythm Holdings, Inc.

SemiCab Holdings, LLC, a Nevada limited liability company

SMCB Solutions Private Limited, an Indian company

The Singing Machine Company, Inc., a Delaware corporation

RIME Holdings, LLC, a Utah limited liability company